UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ADVANCED MATERIALS GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	33-0215295 (I.R.S. Employer Identification No.)

3303 Lee Parkway, Suite 105 Dallas, Texas (Address of Principal Executive Offices)	75219 (Zip Code)

Advanced Materials Group, Inc. 2007 Stock Incentive Plan
Advanced Materials Group, Inc. 2003 Stock Plan
Advanced Materials Group, Inc. 1998 Stock Option Plan
(Full titles of the plans)

William G. Mortensen
President and Chief Financial Officer
Advanced Materials Group, Inc.
3303 Lee Parkway, Suite 105
Dallas, Texas 75219
(Name and address of agent for service)

(972) 432-0602
(Telephone number, including area code, of agent for service)

with a copy to:

Melissa Youngblood Hallett & Perrin, P.C. 2001 Bryan St., Suite 3900 Dallas, Texas 75201 (214) 953-0053

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.001 par value per share	2,245,000	$0.75	$1,683,750	$51.69

(1) Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), shares of Common Stock issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered hereby are being registered hereunder.

(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(h) under the Securities Act. The price for the 2,245,000 shares issuable under the Advanced Materials Group, Inc. 2007 Stock Incentive Plan and issuable pursuant to existing awards under the Advanced Materials Group, Inc. 2003 Stock Plan and the Advanced Materials Group, Inc. 1998 Stock Option Plan was based on a price of $0.75, the average of the high and low prices reported on the Pink Sheets on October 5, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to eligible participants as specified by Rule 428(b) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission” or the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus within the meaning of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the SEC:

(a) The Registrant’s Annual Report on Form 10-KSB for the fiscal year ended November 30, 2006, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) on February 27, 2007.

(b) All other reports filed by the Registrant since November 30, 2006 with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act, including the Registrant’s Quarterly Reports on Form 10-QSB for the fiscal quarters ended February 28, 2007 and May 31, 2007.

(c) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A, filed November 25, 1987, and filed with the Commission pursuant to Section 12(g) of the Exchange Act, including any subsequent amendment(s) or report(s) filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 78.7502 (1) of the Nevada Revised Statutes (the "NRS") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502 (2) of the NRS provides that a corporation may similarly indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the NRS provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) and (2), or in defense of any claim, issue or matter therein, the corporation shall indemnify such person against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.751(1) of the NRS provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751, may be made by the corporation only as authorized in the specific case upon determination that indemnification of such director, officer, employee or agent is proper in the circumstances. The determination must be made (a) by the stockholders; (b) by the board of directors by majority vote of quorum consisting of directors who were not parties to the action, suit or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 78.751(2) of the NRS provides that the articles of incorporation, bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such provision does not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 78.751(3) of the NRS provides that the indemnification pursuant to Section 78.7502 of the NRS and advancement of expenses authorized in, or ordered by, a court pursuant to Section78.751, (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses made pursuant to Section 78.751 (2), may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and (b) continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who acted in any of the capacities set forth above for any liability asserted against such person for any liability asserted against him or her and liability and expenses incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liabilities and expenses.

The Amended and Restated Bylaws of the Registrant provide that any person who was or is a party or is threatened to be made a party to any threatened or pending action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator, or intestate is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body shall be indemnified against all expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding (including appeals) or the defense or settlement thereof of any claim, issue, or matter therein, to the fullest extent permitted by the laws of Nevada as they may exist from time to time.

The preceding discussion of the NRS and the Registrant’s Amended and Restated Bylaws is not intended to be exhaustive and is qualified in its entirety by reference to the NRS and the Registrant’s Amended and Restated Bylaws.

The Registrant maintains liability insurance for the benefit of its directors and certain of its officers, and it has entered into indemnification agreements with its directors and executive officers and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the commission, each of the following exhibits is filed herewith.

Exhibit
Number  Description

4.1	Advanced Materials Group, Inc. 2007 Stock Incentive Plan.

4.2	Advanced Materials Group, Inc. 2003 Stock Plan.

4.3	Amendment No. One to the Advanced Materials Group, Inc. 2003 Stock Plan.

4.4	Advanced Materials Group, Inc. 1998 Stock Option Plan.

4.5	Amendment No. One to the Advanced Materials Group, Inc. 1998 Stock Option Plan.

5.1	Opinion of Hallett & Perrin, P.C.

23.1	Consent of Fei-Fei Catherine Fang, LLP, CPA.

23.2	Consent of Hallett & Perrin, P.C. (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in the signature page hereto).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on October 9, 2007.

ADVANCED MATERIALS GROUP, INC.

By: /s/ William G. Mortensen
William G. Mortensen
President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William G. Mortensen his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre-and post-effective amendments) to this Registration Statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Ricardo G. Brutocao Ricardo G. Brutocao	Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2007
/s/ William G. Mortensen William G. Mortensen	President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 9, 2007
/s/ Timothy R. Busch Timothy R. Busch	Chairman and Director	October 9, 2007
/s/ Maurice J. Dewald Maurice J. Dewald	Director	October 9, 2007
/s/ N. Price Paschall N. Price Paschall	Director	October 9, 2007
/s/ John Sawyer John Sawyer	Director	October 9, 2007

EXHIBIT INDEX

Exhibit
Number Description

4.1	Advanced Materials Group, Inc. 2007 Stock Incentive Plan.

4.2	Advanced Materials Group, Inc. 2003 Stock Plan.

4.3	Amendment No. One to the Advanced Materials Group, Inc. 2003 Stock Plan.

4.4	Advanced Materials Group, Inc. 1998 Stock Option Plan.

4.5	Amendment No. One to the Advanced Materials Group, Inc. 1998 Stock Option Plan.

5.1	Opinion of Hallett & Perrin, P.C.

23.1	Consent of Fei-Fei Catherine Fang, LLP, CPA.

23.2	Consent of Hallett & Perrin, P.C. (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Powers of Attorney (included in the signature page hereto).